UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

ORBITAL TRACKING CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

orbital tracking corp.

18851 ne 29th avenue, suite 700

aventura, fl 33180

February 5, 2018

To Our Shareholders:

We are soliciting your consent to approve a Reverse Stock Split of the Company’s common stock at a ratio of 1 for 150 (the “Proposal”). On January 18, 2018, the Company’s Board of Directors approved the Proposal. The Company’s Board of Directors has deemed it advisable to seek stockholder approval of the Proposal, as required under the Nevada Revised Statutes, and has decided to seek the written consent of stockholders through a consent solicitation process rather than holding a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting. The Proposal is described in more detail in the accompanying Consent Solicitation Statement.

We have established the close of business on January 22, 2018, as the record date for determining stockholders entitled to submit written consents. Stockholders holding a majority of our outstanding voting capital as of the close of business on the record date must vote in favor of the Proposal to be approved by stockholders.

This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement and Written Consent. To be counted, your properly completed Written Consent must be received before 5:00 p.m. Eastern Time, on February 28, 2018, subject to early termination of the Consent Solicitation by our Board of Directors if a majority approval is received, or extension of the time of termination by our Board of Directors (the “Expiration Time”).

Failure to submit the Written Consent will have the same effect as a vote against the Proposal. We recommend that all stockholders consent to the Proposal, by marking the box entitled “FOR” with respect to the Proposal and submitting the Written Consent by one of the methods set forth in the form of Written Consent which is attached as Appendix A to the Consent Solicitation Statement. If you sign and send in the Written Consent form but do not indicate how you want to vote as to the Proposal, your consent form will be treated as a consent “FOR” the Proposal.

By Order of the Board of Directors of Orbital Tracking Corp.

Sincerely,

/s/ David Phipps
David Phipps
Chief Executive Officer and Director

orbital tracking corp.

18851 ne 29th avenue, suite 700

aventura, fl 33180

CONSENT SOLICITATION STATEMENT

This Consent Solicitation Statement dated February 5, 2018 is being furnished in connection with the solicitation of written consents of the stockholders of Orbital Tracking Corp. a Nevada corporation (the “Company,” “Orbital,” “us,” “we,” or “our”) with regard to the following Proposal (the “Proposal”):

1.	To approve a Reverse Stock Split of the Company’s common stock at a ratio of 1 for 150

The foregoing business is more fully described in the following pages, which are made part of this notice.

Our Board of Directors unanimously adopted the Proposal and recommends that stockholders vote FOR the approval of the Proposal. The Board of Directors has decided to seek written consent rather than calling a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting. Written consents are being solicited from holders of all of our voting capital of record pursuant to Section 78.320 of the Nevada Revised Statutes and Article I Section 8 of our Bylaws.

Voting materials, which include this Consent Solicitation Statement and a Written Consent form (attached as Appendix A), are being mailed to all stockholders on or about February 5, 2018. Our Board of Directors set the close of business on January 22, 2018, as the record date for the determination of stockholders entitled to act with respect to the Consent Solicitation (the “Record Date”).

Stockholders holding a majority of our outstanding voting capital (“Voting Capital”), which consists of our common stock and our Series B through Series K Convertible Preferred Stock as of the close of business on the Record Date, must vote in favor of the Proposal to be approved by stockholders.

There were 140,224,577 shares of common stock outstanding on the record date, January 22, 2018. Our shares of preferred stock outstanding, and their respective voting power, after application of conversion of voting limitations is 39,565,384 and is identified by class as follows:

Preferred Class	Outstanding Shares	Votes Available
Series B	3,333	-
Series C	1,913,676	4,375,828
Series D	2,892,109	19,808,539
Series E	5,174,200	930,435
Series F	349,999	-
Series G	5,202,602	-
Series H	13,741	-
Series I	49,110	50,000
Series J	44,698	4,698,000
Series K	1,156,866	9,702,580
Totals	16,800,334	39,565,384

Any beneficial owner of the Company who is not a record holder must arrange with the person who is the record holder or such record holder’s assignee or nominee to: (i) execute and deliver a Written Consent on behalf of such beneficial owner; or (ii) deliver a proxy so that such beneficial owner can execute and deliver a Written Consent on its own behalf.

Stockholders who wish to consent must deliver their properly completed and executed Written Consents to Equity Stock Transfer, LLC in accordance with the instructions set forth in the Written Consent. The Company reserves the right (but is not obligated) to accept any Written Consent received by any other reasonable means or in any form that reasonably evidences the giving of consent to the approval of the Proposal.

Requests for copies of this Consent Solicitation Statement should be directed to Orbital Tracking Corp. at the address or telephone number set forth above.

The Company expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Eastern Time, on February 28, 2018 (the “Expiration Date”) to (i) terminate the Consent Solicitation for any reason, including if the consent of stockholders holding a majority of the Company’s outstanding Voting Capital has been received, (ii) waive any of the conditions to the Consent Solicitation, or (iii) amend the terms of the Consent Solicitation.

The final results of this solicitation of written consents will be published in a Current Report on Form 8-K (the “Form 8-K”) by the Company. This Consent Solicitation Statement and the Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law and Article I Section 8 of our Bylaws.

All questions as to the form of all documents and the validity and eligibility (including time of receipt) and acceptance of consents and revocations of consents will be determined by the Company, in its sole discretion, which determination shall be final and binding.

Revocation of Consents

Written consents may be revoked or withdrawn by any stockholder at any time before the Expiration Date. A notice of revocation or withdrawal must specify the record stockholder’s name and the number of shares being withdrawn. After the Expiration Date, all written consents previously executed and delivered and not revoked will become irrevocable. Revocations may be submitted to the Corporate Secretary of the Company by the same methods as written consents may be submitted, as set forth in the form of Written Consent attached hereto as Appendix A.

Solicitation of Consents

Our Board of Directors is sending you this Consent Solicitation Statement in connection with its solicitation of stockholder consent to approve the Proposal. The Company will pay for the costs of solicitation. We will pay the reasonable expenses of brokers, nominees and similar record holders in mailing consent materials to beneficial owners of our Common Stock. Because the approval of holders of a majority of the outstanding Voting Capital is required to approve the Proposal, not returning the Written Consent will have the same effect as a vote against the Proposal.

Other than as discussed above, the Company has made no arrangements and has no understanding with any other person regarding the solicitation of consents hereunder, and no person has been authorized by the Company to give any information or to make any representation in connection with the solicitation of consents, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. In addition to solicitations by mail, consents may be solicited by directors, officers and other employees of the Company who will receive no additional compensation therefor.

David Phipps, our Chief Executive Officer and Chairman, beneficially owns shares of our common stock and Series E Preferred Stock and intends to submit his consent “For” the Proposal. As a result, approximately 14,008,435 shares held by Mr. Phipps will be voted in favor of the Proposal, including 13,416,400 shares of common stock and 592,035 shares of common stock underlying Series E Preferred Stock, subject to beneficial ownership limitations, constituting approximately 9.99% of our issued and outstanding common stock as of the Record Date. See “Security Ownership of Certain Beneficial Owners and Management”.

No Appraisal Rights

Under the Nevada Revised Statutes and our charter documents, holders of our outstanding Voting Capital will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount) with respect to the Proposal.

Householding Matters

Stockholders that share a single address will receive only one Consent Solicitation Statement and Written Consent at that address, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this Consent Solicitation Statement or of future consent solicitations (as applicable), he or she may write to us at: Orbital Tracking Corp., 18851 N.E. 29th Ave., Suite 700, Aventura, Florida 33180, Attention: Corporate Secretary. We will deliver separate copies of this Consent Solicitation Statement and form of Written Consent promptly upon written request. If you are a stockholder of record receiving multiple copies of our Consent Solicitation Statement and form of Written Consent, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other stockholder of record, you can request additional copies of this Consent Solicitation Statement and form of Written Consent or request householding by contacting the stockholder of record.

As of the Record Date, the closing price of our common stock was $0.0226 per share and our total market capitalization was approximately $3,169,075.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE PROPOSAL

Except for David Phipps, our Chief Executive Officer and Chairman who beneficially owns shares of our Series E Preferred Stock, members of the Board of Directors and executive officers of the Company do not have any interest in the Proposal that is not shared by all other stockholders of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth, as of January 22, 2018, the number of and percent of the Company’s common stock beneficially owned by: (1) all directors and nominees, naming them; (2) our executive officers; (3) our directors and executive officers as a group, without naming them; and (4) persons or groups known by us to own beneficially 5% or more of our voting securities.

A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from January 22, 2018 upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of January 22, 2018 have been exercised and converted.

Amount and Nature of Beneficial Ownership

	Total Voting Power (1)			Common Stock (2)			Series B Preferred Stock (3)			Series C Preferred Stock (4)			Series D Preferred Stock (5)
	Number of Shares		Percent	Number of Shares		Percent	Shares Beneficially Held		Percent	Shares Beneficially Held		Percent	Shares Beneficially Held		Percent
Name and Address of Beneficial Owner (13)
Directors and Executive Officers
David Phipps	14,008,435	(14)	7.8%	29,008,435	(15)	13.1%	-		-	-		-	-		-
Hector Delgado	-		-	1,450,000	(16)	0.7%	-		-	-		-	-		-
Theresa Carlise	-		-	4,250,000	(17)	1.9%	-		-	-		-	-		-
Directors and Executive Officers as a Group (3 persons)	14,008,435		7.8%	34,708,435		15.6%	-		-	-		-	-		-

Certain Persons
Michael Brauser (18)	14,008,435	(22)	7.8%	14,008,435	(22)	6.3%				-		-	1,522,566	(22)	52.7%
Frost Gamma Investments Trust (19)	14,008,435	(24)	7.8%	14,008,435	(24)	6.3%	-		-	1,852,894	(24)	96.8%	-

Barry Honig GRQ 401K (21)	14,008,435	(26)	7.8%	14,008,435	(26)	6.3%	3,333	(26)	100.0%	-		-	691,094	(26)	23.9%
Sandor Capital Master Fund LP (23)	14,008,435	(28)	7.8%	14,008,435	(28)	6.3%	-		-	60,782	(28)	3.2%	655,000	(28)	22.7%
Sichenzia Ross Ference Kesner LLP (25)	14,008,435	(30)	7.8%	14,008,435	(30)	6.3%	-		-	-			-
Oban Investments LLC (31)	14,008,435	(32)	7.8%	14,008,435	(32)	6.3%

Total Voting Capital and Shares Outstanding	179,789,961			222,047,925			3,333			1,913,676			2,892,109

Amount and Nature of Beneficial Ownership-(Continued)

	Series E Preferred Stock (6)			Series F Preferred Stock (7)			Series G Preferred Stock (8)			Series H Preferred Stock (9)			Series I Preferred Stock (10)
	Shares Beneficially Held		Percent	Shares Beneficially Held		Percent	Shares Beneficially Held		Percent	Shares Beneficially Held		Percent	Shares Beneficially Held		Percent
Name and Address of Beneficial Owner (13)
Directors and Executive Officers
David Phipps	5,140,360	(14)	99.4%	-			-			-			-
Hector Delgado	-			-			-			-			-
Theresa Carlise	-			-			-			-			-
Directors and Executive Officers as a Group (3 persons)	5,140,360		99.4%	-		-	-		-	-		-	-		-

Certain Persons
Michael Brauser (18)	-						1,077,594	(22)	20.71%	168	(22)	1.2%	24,305	(22)	49.49%
Frost Gamma Investments Trust (19)	-			-			-			1,073	(24)	7.8%	-
Barry Honig GRQ 401K (21)	-			349,999	(26)	100.0%	4,125,008	(26)	79.29%	12,500	(26)	91.0%	24,305	(26)	49.49%
Sandor Capital Master Fund LP (23)	-			-			-			-			-
Sichenzia Ross Ference Kesner LLP (25)	-			-			-			-			-
Oban Investments LLC (27)	-

Total Voting Capital and Shares Outstanding	5,174,200			349,999			5,202,602			13,741			49,110

Amount and Nature of Beneficial Ownership-(Continued)

	Series J Preferred Stock (11)			Series K Preferred Stock (12)
	Shares Beneficially Held		Percent	Shares Beneficially Held		Percent
Name and Address of Beneficial Owner (13)
Directors and Executive Officers
David Phipps	-		-	-		-
Hector Delgado				-		-
Theresa Carlise	-		-	-		-
Directors and Executive Officers as a Group (3 persons)	-		-	-		-

Certain Persons
Michael Brauser (18)	5,000	(18)	11.2%	341,820	(18)	29.6%
Frost Gamma Investments Trust (19)	30,000	(20)	67.1%	187,500	(20)	16.2%
Barry Honig GRQ 401K (21)	5,000	(22)	11.2%	341,820	(22)	29.6%
Sandor Capital Master Fund LP (23)	-			75,000	(24)	6.5%
Sichenzia Ross Ference Kesner LLP (25)	-			66,977	(26)	5.8%
Oban Investments LLC (27)	4,103	(28)	9.2%	143,750	(28)	12.4%

Total Voting Capital and Shares Outstanding	44,698			1,156,866

(1) In determining the voting power held by a person or entity on, the percentage of total voting power represents voting power with respect to all shares of our common stock and preferred stock, as a single class. The holders of our common stock are entitled to one vote per share, holders of our Series B Preferred Stock are entitled to one vote per share, holders of our Series C Preferred Stock are entitled to 10 votes per share, holders of our Series D Preferred Stock are entitled to 20 votes per share, holders of our Series E Preferred Stock are entitled to 10 votes per share, holders of our Series F Preferred Stock are entitled to one vote per share, holders of our Series G Preferred Stock are entitled to one vote per share, holders of our Series H Preferred Stock are entitled to 100 votes per share, holders of our Series I Preferred Stock are entitled to 100 votes per share, holders of our Series J Preferred Stock are entitled to 1,000 votes per share and holders of our Series K Preferred Stock are entitled to 100 votes per share. Not included in calculating voting power are (i) shares of common stock which may be acquired within 60 days upon exercise of warrants or options and (ii) preferred shares of common stock which exceed the beneficial ownership limitations on the voting rights and conversion of convertible preferred shares.

(2) In determining the percent of common stock beneficially owned by a person or entity, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options (42,850,000) and common shares available to acquire upon conversion, subject to 9.99% ownership limitations, whereby the owner would not exceed 9.99% of the outstanding shares of common stock (39,565,384) and (b) the denominator is the sum of (i) the total shares of common stock outstanding on January 22, 2018 (140,224,577) and (ii) the total number of shares that the beneficial owner may acquire upon exercise of options, (42,850,000) and (iii) conversion of preferred stock, (39,565,384), subject to ownership limitations on conversion and exercise as more fully described in the notes below, which is an aggregate of 179,789,961 shares.

(3) The holders of our Series B Preferred Stock are entitled to one vote for each share of Series B Preferred Stock owned at the record date for the determination of shareholders entitled to vote, or, if no record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Each share of Series B Preferred Stock is convertible into five shares of common stock. Pursuant to the terms of the Series B Preferred Stock, a holder cannot convert any of the Series B Preferred Stock if such holder would beneficially own, after any such conversion, more than 9.99% of the outstanding shares of common stock. However, this beneficial ownership limitation does not prevent the holders from selling some of their holdings and then converting additional shares of Series B Preferred Stock into common stock. In this way, the holders could sell more than these limits while never holding more than those limits.

(4) Each share of Series C Preferred Stock is convertible into 10 shares of common stock. Pursuant to the terms of the Series C Preferred Stock, a holder cannot convert any of the Series C Preferred Stock if such holder would beneficially own, after any such conversion, more than 9.99% of the outstanding shares of common stock. However, this beneficial ownership limitation does not prevent the holders from selling some of their holdings and then converting additional shares of Series C Preferred Stock into common stock. In this way, the holders could sell more than these limits while never holding more than those limits. Subject to the beneficial ownership limitation, each holder is entitled to 10 votes for each share of Series C Preferred Stock owned at the record date for the determination of shareholders entitled to vote, or, if no record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

(5) Each share of Series D Preferred Stock is convertible into 20 shares of common stock. Pursuant to the terms of the Series D Preferred Stock, a holder cannot convert any of the Series D Preferred Stock if such holder would beneficially own, after any such conversion, more than 9.99% of the outstanding shares of common stock. However, this beneficial ownership limitation does not prevent the holders from selling some of their holdings and then converting additional shares of Series D Preferred Stock into common stock. In this way, the holders could sell more than these limits while never holding more than those limits. Subject to the beneficial ownership limitation, each holder is entitled to 20 votes for each share of Series D Preferred Stock owned at the record date for the determination of shareholders entitled to vote, or, if no record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

(6) Each share of Series E Preferred Stock is convertible into 10 shares of common stock. Pursuant to the terms of the Series E Preferred Stock, a holder cannot convert any of the Series E Preferred Stock if such holder would beneficially own, after any such conversion, more than 9.99% of the outstanding shares of common stock. However, this beneficial ownership limitation does not prevent the holders from selling some of their holdings and then converting additional shares of Series E Preferred Stock into common stock. In this way, the holders could sell more than these limits while never holding more than those limits. Subject to the beneficial ownership limitation, each holder is entitled to 10 votes for each share of Series E Preferred Stock owned at the record date for the determination of shareholders entitled to vote, or, if no record date is established, at the date such vote is taken or any written consent of shareholders is solicited

(7) Each share of Series F Preferred Stock is convertible into one share of common stock. Pursuant to the terms of the Series F Preferred Stock, a holder cannot convert any of the Series F Preferred Stock if such holder would beneficially own, after any such conversion, more than 9.99% of the outstanding shares of common stock. However, this beneficial ownership limitation does not prevent the holders from selling some of their holdings and then converting additional shares of Series F Preferred Stock into common stock. In this way, the holders could sell more than these limits while never holding more than those limits. Subject to the beneficial ownership limitation, each holder is entitled to one vote for each share of Series F Preferred Stock owned at the record date for the determination of shareholders entitled to vote, or, if no record, date is established, at the date, such vote is taken or any written consent of shareholders is solicited.

(8) Each share of Series G Preferred Stock is convertible into one share of common stock. Pursuant to the terms of the Series G Preferred Stock, a holder cannot convert any of the Series G Preferred Stock if such holder would beneficially own, after any such conversion, more than 9.99% of the outstanding shares of common stock. However, this beneficial ownership limitation does not prevent the holders from selling some of their holdings and then converting additional shares of Series G Preferred Stock into common stock. In this way, the holders could sell more than these limits while never holding more than those limits. Subject to the beneficial ownership limitation, each holder is entitled to one vote for each share of Series G Preferred Stock owned at the record date for the determination of shareholders entitled to vote, or, if no record, date is established, at the date, such vote is taken or any written consent of shareholders is solicited.

(9) Each share of Series H Preferred Stock is convertible into 100 shares of common stock. Pursuant to the terms of the Series H Preferred Stock, a holder cannot convert any of the Series H Preferred Stock if such holder would beneficially own, after any such conversion, more than 9.99% of the outstanding shares of common stock. However, this beneficial ownership limitation does not prevent the holders from selling some of their holdings and then converting additional shares of Series H Preferred Stock into common stock. In this way, the holders could sell more than these limits while never holding more than those limits. Subject to the beneficial ownership limitation, each holder is entitled to 100 votes for each share of Series H Preferred Stock owned at the record date for the determination of shareholders entitled to vote, or, if no record, date is established, at the date, such vote is taken or any written consent of shareholders is solicited.

(10) Each share of Series I Preferred Stock is convertible into 100 shares of common stock. Pursuant to the terms of the Series I Preferred Stock, a holder cannot convert any of the Series I Preferred Stock if such holder would beneficially own, after any such conversion, more than 9.99% of the outstanding shares of common stock. However, this beneficial ownership limitation does not prevent the holders from selling some of their holdings and then converting additional shares of Series I Preferred Stock into common stock. In this way, the holders could sell more than these limits while never holding more than those limits. Subject to the beneficial ownership limitation, each holder is entitled to 100 votes for each share of Series I Preferred Stock owned at the record date for the determination of shareholders entitled to vote, or, if no record, date is established, at the date, such vote is taken or any written consent of shareholders is solicited.

(11) Each share of Series J Preferred Stock is convertible into 100 shares of common stock. Pursuant to the terms of the Series J Preferred Stock, a holder cannot convert any of the Series J Preferred Stock if such holder would beneficially own, after any such conversion, more than 9.99% of the outstanding shares of common stock. However, this beneficial ownership limitation does not prevent the holders from selling some of their holdings and then converting additional shares of Series J Preferred Stock into common stock. In this way, the holders could sell more than these limits while never holding more than those limits. Subject to the beneficial ownership limitation, each holder is entitled to 100 votes for each share of Series J Preferred Stock owned at the record date for the determination of shareholders entitled to vote, or, if no record, date is established, at the date, such vote is taken or any written consent of shareholders is solicited.

(12) Each share of Series K Preferred Stock is convertible into 1,000 shares of common stock. Pursuant to the terms of the Series K Preferred Stock, a holder cannot convert any of the Series K Preferred Stock if such holder would beneficially own, after any such conversion, more than 9.99% of the outstanding shares of common stock. However, this beneficial ownership limitation does not prevent the holders from selling some of their holdings and then converting additional shares of Series K Preferred Stock into common stock. In this way, the holders could sell more than these limits while never holding more than those limits. Subject to the beneficial ownership limitation, each holder is entitled to 1,000 votes for each share of Series K Preferred Stock owned at the record date for the determination of shareholders entitled to vote, or, if no record, date is established, at the date, such vote is taken or any written consent of shareholders is solicited.

(13) Unless otherwise indicated in the footnotes, the address of the beneficial owners is c/o Orbital Tracking Corp., 18851 N.E. 29th Ave., Suite 700, Aventura, Florida 33180.

(14) Includes (i) 13,416,400 shares of common stock and (ii) 592,035 shares of common stock issuable upon the conversion of 59,203 shares of Series E Preferred. Does not include 50,811,565 votes and 50,811,565 shares of common stock due to the beneficial ownership limitations on the voting rights and conversion of the Series E Preferred Stock.

(15) Includes (i) 13,416,400 shares of common stock and (ii) 15,000,000 shares of common stock issuable upon exercise of options. Does not include 51,403,600 votes and 51,403,600 shares of common stock due to the beneficial ownership limitations on the voting rights and conversion of the Series E Preferred Stock.

(16) Includes 1,450,000 shares of common stock issuable upon exercise of options.

(17) Includes 4,250,000 shares of common stock issuable upon exercise of options.

(18) The address of this beneficial owner is 4400 Biscayne Blvd., #850, Miami Florida 33137. Includes (i) one vote per share for 7,519,180 shares of common stock, (ii) 6,489,255 votes, or 20 votes per share of 324,463 shares of Series D Preferred Stock, held in the name of Michael Brauser. Does not include (i) 23,962,065 votes, or 20 votes per share of 1,918,103 shares of Series D Preferred stock due to the beneficial ownership limitations on the voting rights of the Series D Preferred Stock, held in the name of Michael Brauser and (ii) 1,077,594 shares of common stock issuable upon conversion of Series G Preferred Stock due to the beneficial ownership limitations on the voting rights and conversion of the Series G Preferred Stock, held by Grander Holdings Inc. 401K., Mr. Brauser is the trustee of Grander Holdings Inc., 401K and holds voting and dispositive power over the securities of the Company held by Grander Holdings Inc., 401K and (iii) 16,800 shares of common stock issuable upon conversion of 168 shares Series H Preferred Stock due to the beneficial ownership limitations on the voting rights and conversion of the Series H Preferred Stock held by Grander Holdings Inc. 401K., and (iv) 2,430,500 shares of common stock issuable upon conversion of 100 votes per share or 24,305 shares of Series I Preferred Stock due to the beneficial ownership limitations on the voting rights and conversion of the Series I Preferred Stock, held in the name of Grander Holdings Inc. 401K., and (v) 5,000,000 shares of common stock issuable upon conversion of 1,000 votes per share or 5,000 shares of Series J Preferred Stock due to the beneficial ownership limitations on the voting rights and conversion of the Series J Preferred Stock, held in the name of Grander Holdings Inc., 401k, (vi) held in the name of Grander Holdings Inc., 401k, 20,520,800, shares of common stock issuable upon conversion of 100 votes per share or 205,208 shares of Series K Preferred Stock due to the beneficial ownership limitations on the voting rights and conversion of the Series K Preferred Stock and (vii ) held in the name of Michael Brauser, 13,661,100 shares of common stock issuable upon conversion of 100 votes per share or 136,611 shares of Series K Preferred Stock due to the beneficial ownership limitations on the voting rights and conversion of the Series K Preferred Stock.

(19) The address of this beneficial owner is 4400 Biscayne Blvd., 15th Fl. Miami Florida 33137

(20) Includes 706,667 shares of common stock held by Phillip and Patricia Frost Philanthropic Frost Gamma Trust, 9,513,760 shares of common stock held by Frost Gamma Investments Trust and 20,000 shares of common stock held by Dr. Philip Frost and 3,768,808 shares of common stock issuable upon the conversion of 376,801 shares of Series C Preferred Stock held by Frost Gamma Investments Trust. Dr. Frost is the trustee of Frost Gamma Investments Trust and Phillip and Patricia Frost Philanthropic and holds voting and dispositive power over the securities of the Company held by both. Does not include: (i) 14,760,932 votes and 14,760,932 shares of common stock due to the beneficial ownership limitations on the voting rights and conversion of the Series C Preferred Stock held by Frost Gamma Investments Trust and (ii) 107,300 votes and 107,300 shares of common stock due to the beneficial ownership limitations on the voting rights and conversion of the Series H Preferred Stock held by Frost Gamma Investments Trust, (iii) 30,000,000 votes and 30,000,000 shares of common stock due to the beneficial ownership limitations on the voting rights and conversion of the Series J Preferred Stock held by Frost Gamma Investments Trust and (iv) 18,750,000 votes and 18,750,000 shares of common stock due to the beneficial ownership limitations on the voting rights and conversion of the Series K Preferred Stock held by Frost Gamma Investments Trust.

(21) The address of this beneficial owner is 555 South Federal Highway #450, Boca Raton, Florida 33432

(22) Includes (i) one vote per share for 31,098 shares of common stock held by Barry Honig, (ii) one vote per share for 1,647,500 shares of common stock held by GRQ Consultants, Inc. 401K FBO Barry Honig, (iii) one vote per share for 2,000 shares of common stock held by GRQ Consultants, Inc. and (v) 12,327,837 votes, or 20 votes per share, for 616,392 shares of Series D Preferred Stock held by GRQ Consultants, Inc. 401K FBO Barry Honig. Mr. Honig is the trustee of GRQ Consultants, Inc. 401K FBO Barry Honig and holds voting and dispositive power over the securities of the Company held by GRQ Consultants, Inc. 401K FBO Barry Honig. Mr. Honig is the president of GRQ Consultants, Inc. and holds voting and dispositive power over the securities of the company held by GRQ Consultants, Inc. Does not include (i) ) one vote per share for 3,333 shares of Series B Preferred Stock held by Barry Honig and (ii) 1,494,043 votes underlying 74,702 shares of Series D Preferred Stock held by GRQ Consultants, Inc. 401K FBO Barry Honig, and (iii) 349,999 votes or shares of common stock due to the beneficial ownership limitations on the conversion of the Series F Preferred Stock held by GRQ Consultants, Inc. 401K FBO Barry Honig, and (iv) 4,125,008 votes or shares of common stock due to the beneficial ownership limitations on the conversion of the Series G Preferred Stock held by GRQ Consultants, Inc. 401K FBO Barry Honig., (v) 1,250,000 votes, or 100 votes per share, underlying 12,500 shares of Series H Preferred Stock due to the beneficial ownership limitations on the conversion of the Series H Preferred Stock held by GRQ Consultants, Inc. 401K FBO Barry Honig, (vi) 2,430,500 Votes, or 100 votes per share, underlying 24,305 shares of Series I Preferred Stock due to the beneficial ownership limitations on the conversion of the Series I Preferred Stock held by GRQ Consultants, Inc. 401K FBO Barry Honig, (vii) 5,000,000 Votes, or 1,000 votes per share, underlying 5,000 shares of Series J Preferred Stock due to the beneficial ownership limitations on the conversion of the Series J Preferred Stock held by GRQ Consultants, Inc. 401K FBO Barry Honig and (viii) 34,182,000 Votes, or 100 votes per share, underlying 341,820 shares of Series K Preferred Stock due to the beneficial ownership limitations on the conversion of the Series K Preferred Stock held by GRQ Consultants, Inc. 401K FBO Barry Honig.

(23) The address of this beneficial owner is 2828 Routh Street, Suite 500, Dallas, Texas 75201.

(24) Includes (i) 11,628,148 shares of common stock held in the name of Sandor Master Capital Fund, John Lemak is the manager of Sandor Capital Master Fund LP and holds voting and dispositive power over the securities of the Company held by Sandor Capital Master Fund LP and (ii) 1,250,000 shares of common stock held in the name JSL Kids Partners, of which Mr. Lemak is the control person, (iii) 607,820 votes, or 100 votes per share, underlying 60,782 shares of Series C Preferred Stock due to the beneficial ownership limitations on the conversion of the Series C Preferred Stock held in the name of Sandor Capital Master Fund, (iv) 522,467 votes, or 20 votes per share, underlying 26,123 shares of Series D Preferred Stock due to the beneficial ownership limitations on the conversion of the Series D Preferred Stock held in the name of Sandor Capital Master Fund. Does not include: (i) 12,577,533 votes, or 20 votes per share, underlying 628,877 shares of Series D Preferred Stock due to the beneficial ownership limitations on the conversion of the Series D Preferred Stock held in the name of Sandor Capital Master Fund, and (ii) 7,500,000 votes and 75,000 shares of Series K Preferred Stock due to the beneficial ownership limitations on the voting rights and conversion of the Series K Preferred Stock held by Sandor Capital Master Fund LP.

(25) The address of this beneficial owner is 61 Broadway FL 32, New York, NY 10006-2701.

(26) Includes (i) 6,014,070 shares of common stock held by Sichenzia Ross Ference Kesner LLP, (ii) 1,474,420 shares of common stock held by Paradox Capital Partners LLC, (iii) 1,466 shares of common stock held by Aurcana LLC, (iv) 595,000 shares of common stock issuable upon conversion of 595 shares of Series J Preferred Stock held in the name of Sichenzia Ross Ference Kesner LLP, and (v) 5,923,479 shares of common stock issuable upon conversion of 59,235 shares of Series K Preferred Stock held in the name of Paradox Capital Partners LLC. Does not include (i) 774,221 shares of common stock issuable upon conversion of 7,742 shares of Series K Preferred stock due to the beneficial ownership limitations on the voting rights and conversion of the Series K Preferred Stock, held in the name of Paradox Capital Partners LLC. Harvey Kesner partner of Sichenzia Ross Ference Kesner LLP has voting control and investment discretion over the securities reported herein that are held by Sichenzia Ross Ference Kesner LLP. Mr Kesner principal of Paradox Capital Partners LLC and Aurcana LLC has voting control and investment discretion over the securities reported herein that are held by same.

(27) The address of this beneficial owner is 68 Fiesta Way, Fort Lauderdale, FL 33301.

(28) Includes (i) 99 shares of common stock held by John Stetson and (ii) 6,126,235 shares of common stock held by Oban Investments LLC, (iii) 4,103,000 shares of common stock issuable upon conversion of 4,104 shares of Series J Preferred Stock held in the name by Oban Investments LLC, and (iv) 3,779,101 shares of common stock issuable upon conversion of 37,791 shares of Series K Preferred Stock held in the name by Oban Investments LLC. Does not include (i) 10,595,899 votes and 10,595,899 shares of common stock issuable upon conversion of 105,959 underlying shares of Series K Preferred Stock held by Oban Investments LLC due to the beneficial ownership limitations on the voting rights and conversion of the Series K Preferred Stock. John Stetson is the manager of Oban Investments LLC and holds voting and dispositive power over the securities of the Company held by Oban Investments LLC.

PROPOSAL 1 - APPROVAL TO IMPLEMENT A REVERSE STOCK SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK AT A RATIO OF 1 FOR 150

General

The Board has approved and is seeking stockholder approval of a reverse stock split of the Company’s issued and outstanding common stock, at a ratio of 1 for 150.

Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of our common stock outstanding immediately after the reverse stock split as such stockholder held immediately prior to the reverse stock split. The proposed reverse stock split will not affect the number of shares of common stock authorized in the Articles of Incorporation, which is 750,000,000 shares of common stock and 50,000,000 shares of preferred stock. Because the number of shares of authorized common stock will not be affected, the effect of the proposed reverse stock split will be an increase in the authorized, but unissued, shares of common stock.

Reasons for the Reverse Stock Split

The primary reason for implementing a reverse stock split would be to increase the market price per share of our common stock. The Board of Directors believes that a higher price per share would better enable the Company to obtain listing of its common stock on the Nasdaq Capital Market.

Our common stock is currently quoted on the over-the-counter securities markets and is not listed on any exchange. There are a number of initial listing requirements that we must satisfy in order to achieve a listing on the NASDAQ Capital Market (“NASDAQ”), including a requirement that our common stock maintain a bid price per share of at least $4.00 (the “Minimum Bid Price Rule”). A reverse stock split is intended to help us to achieve and maintain the minimum bid price of the initial listing requirements of NASDAQ.

We also believe that the increased market price of our common stock expected as a result of implementing the reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total stock value than would be the case if the stock price were substantially higher. It should be noted, however, that the liquidity of our common stock may in fact be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split is implemented.

For the above reasons, we believe the reverse stock split is in the best interests of the Company and our stockholders. However, we cannot assure you that the reverse stock split, if implemented, will have the desired effect of proportionately raising our common stock price over the long term, or at all. The effect of a reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances is varied. Accordingly, we cannot assure you that the market price per share after the reverse stock split will exceed or remain in excess of the $4.00 minimum bid price for a sustained period of time. The market price of our common stock may vary based on other factors unrelated to the number of shares outstanding, including our future performance. We also cannot assure you that our common stock will in fact be successfully listed on NASDAQ even if the reverse stock split is implemented.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be a ratio of 1 for 150. In determining the reverse stock split ratio, the Board has considered numerous factors, including:

●	the historical and projected performance of our common stock;

●	prevailing market conditions;

●	general economic and other related conditions prevailing in our industry and in the marketplace;

●	the projected impact of the selected reverse stock split ratio on our ability to achieve the common stock’s listing on the NASDAQ;

●	our capitalization (including the number of shares of common stock issued and outstanding);

●	the prevailing trading price for our common stock and the volume levels thereof; and

●	potential devaluation of our market capitalization as a result of a reverse stock split.

Effects of the Reverse Stock Split

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the implementation of the reverse stock split as that stockholder held immediately prior to the reverse stock split. On January 22, 2018, we had 140,224,577 shares of common stock issued and outstanding and 609,775,423 shares of common stock that were authorized but unissued.

After the reverse stock split is implemented, each stockholder will own approximately 1/150th of their current number of shares of our common stock. We estimate that following the implementation of the reverse stock split we would have approximately the same number of stockholders. No fractional shares will be issued as a result of the reverse split, and all fractional shares will be rounded to the nearest whole share. For convenience, all shareholders having less than one (1) whole share following the reverse split will be rounded up to one (1) share. Except for any changes as a result of the treatment of fractional shares, the completion of the reverse stock split alone would not reduce any stockholder’s proportionate ownership interest in the Company. The implementation of the reverse stock split may, however, increase the number of stockholders of the Company who own “odd lots” of less than 100 shares of our common stock. Odd lots may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Because the number of shares of authorized common stock will not be affected, the proposed reverse stock split will result in an increase in the authorized, but unissued, shares of common stock. The reverse stock split will not affect the par value of our common stock, which shall remain at $0.0001 per share, or the number of shares of preferred stock which the Company may issue, which shall remain at 50,000,000 shares. Our preferred stock is available for issuance from time to time for such purposes and consideration as the Board may approve in their discretion.

Based on 140,224,577 shares of common stock issued and outstanding as of January 22, 2018, we will have approximately 935,723 shares of common stock issued and outstanding after the reverse split.

The number of authorized shares of our common stock will not be reduced by the reverse stock split. Accordingly, the reverse Stock split will have the effect of creating additional unissued and unreserved shares of our common stock. We have no current arrangements or understandings providing for the issuance of any of the additional authorized and unreserved shares of our common stock that would be available as a result of the proposed reverse stock split. However, these additional shares may be used by us for various purposes in the future without further stockholder approval (subject to applicable Nasdaq Marketplace Rules, if applicable), including, among other things: (i) raising capital necessary to fund our future operations, (ii) providing equity incentives to our employees, executive officers, directors and consultants, (iii) entering into collaborations and other strategic relationships and (iv) expanding our business through the acquisition of other businesses or products.

Although the Board expects that the reduction in outstanding shares of common stock will result in an increase in the per share price of the Company’s common stock, there is no assurance that such a result will occur. Similarly, there is no assurance that if the per share price of the Company’s common stock increases as a result of the reverse stock split, such increase in the per share price will be permanent, which will be dependent on several factors.

●	Should the per share price of our common stock decline after implementation of the reverse stock split, the percentage decline may be greater than would occur in the absence of the reverse stock split.

●	The anticipated resulting increase in per share price of the Company’s common stock due to the reverse stock split is expected to encourage interest in the Company’s common stock and possibly promote greater liquidity for our stockholders. However, such liquidity could also be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

●	The reverse stock split could be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. It is often the case that the reverse-split adjusted stock price and market capitalization of companies that effect a reverse stock split decline.

●	One of the purposes for the proposed reverse stock split is to achieve compliance with the Minimum Bid Price Rule for initial listing on the Nasdaq Capital Market. However, there can be no assurance that, even after the reverse stock split, we will achieve initial listing of our common stock on the Nasdaq Capital Market.

Treatment of Fractional Shares

No fractional shares of common stock will be issued as a result of the reverse stock split. Instead, all fractional shares will be rounded to the nearest whole share. For convenience, all shareholders having less than one (1) whole share following the reverse split will be rounded up to one (1) share.

Exchange of Stock Certificates

The combination of, and reduction in, the number of shares of our outstanding common stock as a result of the reverse stock split will occur automatically on the date that the reverse stock split is made effective by FINRA on the OTC Markets (the “Effective Date”) without any further action on the part of our stockholders and without regard to the date that stock certificates representing the outstanding shares of our common stock prior to the Effective Date are physically surrendered for new stock certificates.

As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for our common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of our common stock such stockholder is entitled to receive as a result of the reverse stock split. Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing our common stock prior to the reverse stock split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of our common stock that he or she holds as a result of the reverse stock split. New certificates will not be issued to a stockholder until the stockholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

If your shares are held in an account at a brokerage firm or financial institution, which is commonly referred to as your shares being held in “street name,” then you are the beneficial owner of those shares and the brokerage firm or financial institution holding your account is considered to be the stockholder of record. We intend to treat stockholders holding common stock in street name in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding common stock in street name. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

Any stockholder whose certificate has been lost, destroyed or stolen will be entitled to a new certificate only after complying with the requirements that we and our transfer agent customarily apply in connection with replacing lost, stolen or destroyed certificates. No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any old certificate, except that if any new certificate is to be issued in a name other than that in which the old certificate(s) are registered, it will be a condition of such issuance that (i) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (ii) the transfer complies with all applicable federal and state securities laws, and (iii) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.

Accounting Consequences

The par value of our common stock will remain unchanged at $0.0001 per share after the reverse stock split. As a result, our stated capital, which consists of the par value per share of the common stock multiplied by the aggregate number of shares of the common stock issued and outstanding, will be reduced proportionately at the effective time of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of common stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share, net income and other per share amounts will be increased as a result of the reverse stock split because there will be fewer shares of common stock outstanding.

Potential Anti-Takeover Effect

Although in certain circumstances the increased proportion of unissued authorized shares to issued shares could have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company and another company), the proposed reverse stock split is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of the Company, and it is not part of a plan by management to recommend a series of similar actions to the Board and stockholders. Other than seeking approval for the Board to effect the reverse stock split, the Board currently does not contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to effect a change control of the Company.

No Appraisal Rights

Under the Nevada law, our stockholders are not entitled to appraisal rights with respect to our proposed reverse stock split, and we will not independently provide our stockholders with any such rights.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the implementation of the reverse stock split, the Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, and the implementation of the proposed reverse stock split will not cause the Company to go private.

Book-Entry Shares

If the reverse stock split is effected, stockholders who hold uncertificated shares (i.e. shares held in book entry form and not represented by a physical certificate), whether as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent (and for beneficial owners by their brokers or banks that hold the shares in street name for their benefit, as the case may be) to give effect to the reverse stock split.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split to holders of our common stock. It addresses only U.S. stockholders who hold the pre-reverse stock split common stock and post-reverse stock split common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and does not account for or consider the federal income tax consequences to stockholders in light of their individual investment circumstances or to stockholders subject to special treatment under the federal income tax laws, including but not limited to:

●	banks, financial institutions, thrifts, mutual funds or trusts;

●	tax-exempt organizations;

●	insurance companies;

●	dealers in securities or foreign currency;

●	real estate investment trusts, personal holding companies, regulated investment companies, or passive foreign investment companies;

●	foreign or United States expatriate stockholders;

●	stockholders who are not “United States persons,” as defined in Section 7701 of the Internal Revenue Code;

●	controlled foreign corporations;

●	stockholders with a functional currency other than the U.S. dollar;

●	stockholders who hold the pre-reverse stock split common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment;

●	stockholders who hold the pre-reverse stock split common stock as “qualified small business stock” within the meaning of Section 1202 of the Internal Revenue Code;

●	common trusts;

●	traders, brokers, or dealers in securities who elect to apply a mark-to-market method of accounting;

●	partnerships or other pass-through entities or investors in such entities;

●	stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

●	stockholders who acquired their pre-reverse stock split common stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan, or otherwise as compensation; or,

●	holders of warrants or stock options.

In addition, this discussion does not address any tax considerations under state, local, gift, or foreign tax laws. This summary is based upon the Internal Revenue Code, existing and proposed U.S. Treasury regulations promulgated thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as in effect on the date hereof and all of which are subject to differing interpretations. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences of the reverse stock split to vary substantially from the consequences described herein. Further, no ruling from the Internal Revenue Service (the “IRS”) or opinion of legal or tax counsel will be obtained with respect to the matters discussed herein, and there is no assurance or guarantee that the IRS would agree with the conclusions set forth in this summary. This information is not intended as tax advice to any person and may not be relied upon to avoid penalties.

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, GIFT, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION OR AUTHORITY.

The reverse stock split is intended to constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. Certain filings with the IRS must be made by the Company and certain “significant holders” of our common stock in order for the reverse stock split to qualify as a recapitalization. The tax consequences discussed below assume that the reverse stock split is treated as a recapitalization and that the common stock is held by each stockholder as a capital asset:

●	A stockholder generally will not recognize gain or loss as a result of the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split common stock. A stockholder who receives cash in lieu of a fractional share interest in the post-reverse stock split common stock generally will recognize gain or loss equal to the difference, if any, between the cash received and the portion of the tax basis of the pre-reverse stock split common stock allocated to the fractional share interest. Subject to the limitations above, such gain or loss will be long-term capital gain or loss if the pre-reverse stock split common stock was held for more than one year by the stockholder at the time of the reverse stock split. If a stockholder is an individual, such gain may also be subject to an additional 3.8% Medicare tax if such stockholder attains certain income thresholds.

●	A stockholder’s aggregate tax basis of the post-reverse stock split common stock received in the reverse stock split will generally be equal to the aggregate tax basis of the pre-reverse stock split common stock exchanged therefore (excluding any portion of the stockholder’s tax basis allocated to fractional share interests).

●	A stockholder’s holding period for the common stock held post-reverse stock split will include the holding period of the pre-reverse stock split common stock exchanged.

●	No gain or loss for federal income tax purposes will be recognized by the Company as a result of the reverse stock split.

Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split. In addition, stockholders may be subject to backup withholding (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally may be refunded or allowed as a credit against the stockholder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

The foregoing discussion is intended only as a summary of certain U.S. federal income tax consequences of the reverse stock split and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences of the reverse stock split.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF A REVERSE STOCK SPLIT AT A RATIO OF 1 FOR 150.

SOLICITATION OF CONSENTS

Cost and Method

We will pay all of the costs of soliciting these consents. In addition to solicitation by mail, our employees, officers and directors may, without additional compensation, solicit proxies by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these consent solicitation materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

Participants in the Consent Solicitation

Under applicable regulations of the SEC, each of our directors may be deemed to be a participant in our solicitation of consents. Please refer to the sections of this Consent Solicitation entitled “Security Ownership of Certain Beneficial Owners and Management,” herein for information about our directors who may be deemed participants in the solicitation. Except as described in this Consent Solicitation, there are no agreements or understandings between us and any of our directors or executive officers relating to their employment with us or any future transactions.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are also available at http://www.sec.gov.

Appendix A

WRITTEN CONSENT OF STOCKHOLDERS OF ORBITAL TRACKING CORP.

The undersigned stockholder of Orbital Tracking Corp. (the “Company”) hereby acknowledges receipt of the Notice of Consent Solicitation and accompanying Consent Solicitation Statement, each dated February 5, 2018. The undersigned hereby consents (by checking the FOR box) or declines to consent (by checking the AGAINST box or the ABSTAIN box) to the adoption of the following recitals and resolutions:

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders for the stockholders to approve a reverse split of the Company’s common stock at a ratio of 1 share for each 150 shares of common stock currently outstanding (the “Reverse Split”); and

WHEREAS, the Board of Directors of the Company approved the Reverse Split Increase on January 18, 2018 and recommended that the stockholders vote “FOR” the below resolution, which it has deemed is in the best interests of the Company and its stockholders;

NOW, THEREFORE, IT IS RESOLVED, that the stockholders of the Company hereby approve the Reverse Split:

[  ] FOR  [  ] AGAINST  [  ] ABSTAIN

This Written Consent action may be executed in counterparts. Failure of any particular stockholder(s) to execute and deliver counterparts is immaterial so long as the holders of a majority of the voting power of the outstanding shares of the Company do execute and deliver counterparts.

This Written Consent is solicited by the Company’s Board of Directors.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on ______________________, 2018.

Print name(s) exactly as shown on Stock Certificate(s)

Signature (and Title, if any)	Signature (if held jointly)

Sign exactly as name(s) appear(s) on stock certificate(s). If stock is held jointly, each holder must sign. If signing is by attorney, executor, administrator, trustee or guardian, give full title as such. A corporation or partnership must sign by an authorized officer or general partner, respectively. Please sign, date and return this consent to the following address or submit the consent to the address listed below:

Equity Stock Transfer, LLC

237 W 37th St. Suite 602

New York, NY 10018